3Q19 Earnings Release	September 30, 2019

FOR IMMEDIATE RELEASE
October 28, 2019
For more information contact:
Tim McHugh (419) 247-2800
Welltower Reports Third Quarter 2019 Results
Toledo, Ohio, October 28, 2019…..Welltower Inc. (NYSE:WELL) today announced results for the quarter ended September 30, 2019.
Quarterly Highlights

•	Reported net income attributable to common stockholders of $1.45 per diluted share and normalized FFO attributable to common stockholders of $1.05 per diluted share

•
Revised full year net income attributable to common stockholders guidance to a range of $3.06 to $3.10 per diluted share from the previous range of $3.33 to $3.43 per diluted share and increased the midpoint of the guidance range of full year normalized FFO attributable to common stockholders to $4.14 to $4.18 per diluted share as compared to prior guidance of $4.10 to $4.20 per diluted share

•	Grew total portfolio same store NOI by 2.6%, driven by consistent performance across all property types

•	Improved net debt to Adjusted EBITDA to 5.79x at September 30, 2019 from 6.33x at June 30, 2019

•
Announced a strategic collaboration with CareMore Health to improve care, enhance outcomes and to lower the cost of care for senior populations, with the goal of reducing hospitalizations and increasing length of stay in select Welltower communities

•	Named to the Dow Jones Sustainability World Index for the second consecutive year and to the Dow Jones Sustainability North America Index for the fourth consecutive year

"Our strong performance this quarter and year-to-date underscores the resilience of Welltower's best-in-class seniors housing portfolio and the accelerating transition of health care delivery to more accessible and lower cost ambulatory settings," commented Thomas J. DeRosa, Chairman and CEO. "We continue to use our cost of capital advantage to invest in the next generation of health and wellness care delivery assets and remain optimistic regarding our ability to source and complete accretive opportunities in the future. We are confident that Welltower's formidable platform is positioned to sustain long-term growth and create significant value for our shareholders."
Capital Activity On September 30, 2019, we had $266 million of cash and cash equivalents and $1.7 billion of available borrowing capacity under our unsecured revolving credit facility. During the third quarter, we sold 3.4 million shares of common stock under our ATM and DRIP programs, through both cash settle and forward sale agreements, at an initial weighted average price of $87.73 per share, generating expected gross proceeds of approximately $302 million.
In August 2019, we completed the issuance of $750 million of 3.10% senior unsecured notes due 2030 and a follow-on issuance of $450 million of 3.625% senior unsecured notes due 2024 priced to yield 2.494%, for net proceeds of approximately $1.2 billion. In September 2019, we redeemed our $450 million of 4.95% senior unsecured notes due 2021 and our $600 million of 5.25% senior unsecured notes due 2022.
Dividend The Board of Directors declared a cash dividend for the quarter ended September 30, 2019 of $0.87 per share. On November 21, 2019, we will pay our 194th consecutive quarterly cash dividend to stockholders of record on November 13, 2019. The declaration and payment of future quarterly dividends remains subject to review and approval by the Board of Directors.
Quarterly Investment and Disposition Activity We continue to leverage our extensive industry relationships to drive acquisition volume and recycle non-core real estate into new investments that are accretive to the quality of our operator and real estate portfolios and will drive future cash flow growth. In the third quarter, we completed $435 million of pro rata gross investments including $294 million in acquisitions across seven separate transactions at a blended yield of 5.6% and $141 million in development funding with an expected stable yield of 8.1%. Also during the quarter, we completed property dispositions of $2.0 billion at a 6.1% yield and loan payoffs of $62 million at a 9.4% yield.
Notable Investments and Dispositions
Outpatient Medical Investments During the quarter, we expanded key health system relationships through the acquisition of nine Class-A outpatient medical buildings with approximately 429,000 rentable square feet for $193 million. The buildings are leased to prominent regional health systems such as Summit Medical Group, Novant Health, Baylor Scott & White Health and TriHealth.

3Q19 Earnings Release	September 30, 2019

LCB Senior Living We formed a new RIDEA relationship with Norwood, Massachusetts-based LCB Senior Living, a leading provider of senior living options throughout New England and several Mid-Atlantic states. We acquired a seniors housing community in Connecticut for a pro rata investment of $31 million at approximately $300,000 per unit. In addition, subsequent to quarter end we completed the transition of two former Brookdale communities in Chelmsfold, Massachusetts and Rocky Hill, Connecticut to LCB. LCB is the fifth new seniors housing operator relationship we have announced this year.
Senior Resource Group We expanded our RIDEA relationship with Senior Resource Group by acquiring a seniors housing community in the San Francisco MSA for a pro rata investment of $35 million. We acquired this asset at a significant discount to replacement cost at a basis of approximately $360,000 per unit.
Benchmark Senior Living As previously disclosed, we sold our Benchmark Senior Living portfolio for a gross $1.8 billion sale price, with potential to receive an additional $50 million in earnout proceeds subject to certain future sale hurdles. The 4,137 unit seniors housing operating portfolio consists of 48 assisted living properties located in Connecticut, Maine, Massachusetts, New Hampshire, Rhode Island and Vermont. The portfolio had $24 million of secured debt that was extinguished at closing.
Long-Term/Post-Acute Care Dispositions During the quarter, we completed the disposition of 22 properties for $288 million, further reducing long-term/post-acute care concentration.
Investments Subsequent to Quarter End
Frontier Management We expanded our relationship with Frontier Management by acquiring two assets that were already managed by Frontier in Boise, Idaho and Turlock, California for approximately $39 million at a 6.3% cap rate and $197,000 per unit.
Oakmont Senior Living We are expanding our relationship with Oakmont Senior Living by entering into a definitive agreement to acquire six newly built, Class-A senior living communities in California for approximately $297 million. Upon stabilization in year two, we expect to achieve a mid-to-high 5% cap rate.
Outpatient Medical Investment We are expanding our outpatient medical portfolio by entering into a definitive agreement to acquire a $258 million portfolio, sourced off-market from a private owner based in Southern California. The portfolio consists of 18 properties and is 98% occupied with a weighted average remaining lease term of 8 years. We expect a mid-5% year one yield. The portfolio compliments our current outpatient medical footprint and aligns with top health systems, including Dignity Health and UPMC.
Outlook for 2019 Net income attributable to common stockholders guidance has been revised to a range of $3.06 to $3.10 per diluted share from the previous range of $3.33 to $3.43 per diluted share, primarily due to changes in projected net gains/losses/impairments and depreciation and amortization. We increased the midpoint of the guidance range of full year normalized FFO attributable to common stockholders guidance to $4.14 to $4.18 per diluted share from the previous range of $4.10 to $4.20 per diluted share. In preparing our guidance, we have updated or confirmed the following assumptions:

•	Same Store NOI: We are increasing average blended SSNOI growth guidance from 2.0% to 2.5% to 2.25% to 2.75%.

•	General and administrative expenses: We anticipate annual general and administrative expenses of approximately $130 million, including $24 million of stock-based compensation.

•	Acquisitions: 2019 earnings guidance includes only acquisitions closed or announced year to date.

•	Development: We anticipate funding approximately $183 million of additional development in 2019 relating to projects underway on September 30, 2019.

•
Dispositions: We expect disposition proceeds of $3.1 billion at a blended yield of 6.2%. This includes approximately $2.8 billion of proceeds from dispositions and loan payoffs completed to date and $0.3 billion of incremental proceeds from expected property sales and loan payoffs.

Our guidance does not include any additional investments, dispositions or capital transactions beyond those we have announced, nor any other expenses, impairments, unanticipated additions to the loan loss reserve or other additional normalizing items. Please see the Supplemental Reporting Measures section for further discussion and our definition of normalized FFO and SSNOI and the Exhibits for a reconciliation of the outlook for net income available to common stockholders to normalized FFO attributable to common stockholders. We will provide additional detail regarding our 2019 outlook and assumptions on the third quarter 2019 conference call.
Conference Call Information We have scheduled a conference call on Tuesday, October 29, 2019 at 9:00 a.m. Eastern Time to discuss our third quarter 2019 results, industry trends, portfolio performance and outlook for 2019. Telephone access will be available by dialing 888-346-2469 or 706-758-4923 (international). For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours after completion of the call through November 12, 2019. To access the rebroadcast, dial 855-859-2056 or 404-537-3406 (international). The conference ID number is 9352239. To participate in the webcast, log on to www.welltower.com 15 minutes before the call to download the necessary software. Replays will be available for 90 days.
Supplemental Reporting Measures We believe that net income and net income attributable to common stockholders (NICS), as defined by U.S. generally accepted accounting principles (U.S. GAAP), are the most appropriate earnings measurements. However, we consider funds from operations (FFO), normalized FFO, net operating income (NOI), same store NOI (SSNOI), EBITDA and Adjusted EBITDA

3Q19 Earnings Release	September 30, 2019

to be useful supplemental measures of our operating performance. Excluding EBITDA and Adjusted EBITDA, these supplemental measures are disclosed on our pro rata ownership basis. Pro rata amounts are derived by reducing consolidated amounts for minority partners’ noncontrolling ownership interests and adding our minority ownership share of unconsolidated amounts. We do not control unconsolidated investments. While we consider pro rata disclosures useful, they may not accurately depict the legal and economic implications of our joint venture arrangements and should be used with caution.
Historical cost accounting for real estate assets in accordance with U.S. GAAP implicitly assumes that the value of real estate assets diminishes predictably over time as evidenced by the provision for depreciation. However, since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient. In response, the National Association of Real Estate Investment Trusts (NAREIT) created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation from net income. FFO attributable to common stockholders, as defined by NAREIT, means net income attributable to common stockholders, computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of real estate and impairments of depreciable assets, plus real estate depreciation and amortization, and after adjustments for unconsolidated entities and noncontrolling interests. Normalized FFO attributable to common stockholders represents FFO attributable to common stockholders adjusted for certain items detailed in Exhibit 2. We believe that normalized FFO attributable to common stockholders is a useful supplemental measure of operating performance because investors and equity analysts may use this measure to compare the operating performance of the Company between periods or as compared to other REITs or other companies on a consistent basis without having to account for differences caused by unanticipated and/or incalculable items.
We define NOI as total revenues, including tenant reimbursements, less property operating expenses. Property operating expenses represent costs associated with managing, maintaining and servicing tenants for our properties. These expenses include, but are not limited to, property-related payroll and benefits, property management fees paid to operators, marketing, housekeeping, food service, maintenance, utilities, property taxes and insurance. General and administrative expenses represent costs unrelated to property operations or transaction costs. These expenses include, but are not limited to, payroll and benefits, professional services, office expenses and depreciation of corporate fixed assets. SSNOI is used to evaluate the operating performance of our properties using a consistent population which controls for changes in the composition of our portfolio. As used herein, same store is generally defined as those revenue-generating properties in the portfolio for the relevant year-over-year reporting periods. Land parcels, loans, and sub-leases as well as any properties acquired, developed/redeveloped (including major refurbishments where 20% or more of units are simultaneously taken out of commission for 30 days or more), sold or classified as held for sale during that period are excluded from the same store amounts. Properties undergoing operator transitions and/or segment transitions (except Seniors Housing Triple-net to Seniors Housing Operating with the same operator) are also excluded from the same store amounts. Normalizers include adjustments that in management’s opinion are appropriate in considering SSNOI, a supplemental, non-GAAP performance measure. None of these adjustments, which may increase or decrease SSNOI, are reflected in our financial statements prepared in accordance with U.S. GAAP. Significant normalizers (defined as any that individually exceeds 0.50% of SSNOI growth per property type) are separately disclosed and explained. We believe NOI and SSNOI provide investors relevant and useful information because they measure the operating performance of our properties at the property level on an unleveraged basis. We use NOI and SSNOI to make decisions about resource allocations and to assess the property level performance of our properties. No reconciliation of the forecasted range for SSNOI on a combined basis or by property type is included in this release because we are unable to quantify certain amounts that would be required to be included in the comparable GAAP financial measure without unreasonable efforts, and we believe such reconciliation would imply a degree of precision that could be confusing or misleading to investors.
We measure our credit strength both in terms of leverage ratios and coverage ratios. The leverage ratios indicate how much of our balance sheet capitalization is related to long-term debt, net of cash and Internal Revenue Code (“IRC”) Section 1031 deposits. We expect to maintain capitalization ratios and coverage ratios sufficient to maintain a capital structure consistent with our current profile. The coverage ratios are based on EBITDA which stands for earnings (net income per income statement) before interest expense, income taxes, depreciation and amortization. Covenants in our senior unsecured notes and primary credit facility contain financial ratios based on a definition of EBITDA that is specific to those agreements. Failure to satisfy these covenants could result in an event of default that could have a material adverse impact on our cost and availability of capital, which could in turn have a material adverse impact on our consolidated results of operations, liquidity and/or financial condition. Due to the materiality of these debt agreements and the financial covenants, we have defined Adjusted EBITDA to exclude unconsolidated entities and to include adjustments for stock-based compensation expense, provision for loan losses, gains/losses on extinguishment of debt, gains/losses/impairments on properties, gains/losses on derivatives and financial instruments, other expenses and additional other income. We believe that EBITDA and Adjusted EBITDA, along with net income and cash flow provided from operating activities, are important supplemental measures because they provide additional information to assess and evaluate the performance of our operations. Our leverage ratios include net debt to Adjusted EBITDA. Net debt is defined as total long-term debt, excluding operating lease liabilities, less cash and cash equivalents and any IRC Section 1031 deposits.
Our supplemental reporting measures and similarly entitled financial measures are widely used by investors, equity and debt analysts and ratings agencies in the valuation, comparison, rating and investment recommendations of companies. Our management uses these financial measures to facilitate internal and external comparisons to historical operating results and in making operating decisions. Additionally, they are utilized by the Board of Directors to evaluate management. The supplemental reporting measures do

3Q19 Earnings Release	September 30, 2019

not represent net income or cash flow provided from operating activities as determined in accordance with U.S. GAAP and should not be considered as alternative measures of profitability or liquidity. Finally, the supplemental reporting measures, as defined by us, may not be comparable to similarly entitled items reported by other real estate investment trusts or other companies. Please see the exhibits for reconciliations of supplemental reporting measures and the supplemental information package for the quarter ended September 30, 2019, which is available on the Company’s website (www.welltower.com), for information and reconciliations of additional supplemental reporting measures.
About Welltower Welltower Inc. (NYSE:WELL), an S&P 500 company headquartered in Toledo, Ohio, is driving the transformation of health care infrastructure. The Company invests with leading seniors housing operators, post-acute providers and health systems to fund the real estate infrastructure needed to scale innovative care delivery models and improve people’s wellness and overall health care experience. Welltower™, a real estate investment trust (“REIT”), owns interests in properties concentrated in major, high-growth markets in the United States, Canada and the United Kingdom, consisting of seniors housing and post-acute communities and outpatient medical properties. More information is available at www.welltower.com. We routinely post important information on our website at www.welltower.com in the “Investors” section, including corporate and investor presentations and financial information. We intend to use our website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included on our website under the heading “Investors”. Accordingly, investors should monitor such portion of our website in addition to following our press releases, public conference calls and filings with the Securities and Exchange Commission. The information on our website is not incorporated by reference in this press release, and our web address is included as an inactive textual reference only.
Forward-Looking Statements and Risk Factors This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. When we use words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “pro forma,” “estimate” or similar expressions that do not relate solely to historical matters, we are making forward-looking statements. In particular, these forward-looking statements include, but are not limited to, those relating to our opportunities to acquire, develop or sell properties; our ability to close anticipated acquisitions, investments or dispositions on currently anticipated terms, or within currently anticipated timeframes; the expected performance of our operators/tenants and properties; our expected occupancy rates; our ability to declare and to make distributions to shareholders; our investment and financing opportunities and plans; our continued qualification as a REIT; our ability to access capital markets or other sources of funds; and our ability to meet our earnings guidance. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause our actual results to differ materially from our expectations discussed in the forward-looking statements. This may be a result of various factors, including, but not limited to: the status of the economy; the status of capital markets, including availability and cost of capital; uncertainty from the expected discontinuance of LIBOR and the transition to any other interest rate benchmark; issues facing the health care industry, including compliance with, and changes to, regulations and payment policies, responding to government investigations and punitive settlements and operators’/tenants’ difficulty in cost-effectively obtaining and maintaining adequate liability and other insurance; changes in financing terms; competition within the health care and seniors housing industries; negative developments in the operating results or financial condition of operators/tenants, including, but not limited to, their ability to pay rent and repay loans; our ability to transition or sell properties with profitable results; the failure to make new investments or acquisitions as and when anticipated; natural disasters and other acts of God affecting our properties; our ability to re lease space at similar rates as vacancies occur; our ability to timely reinvest sale proceeds at similar rates to assets sold; operator/tenant or joint venture partner bankruptcies or insolvencies; the cooperation of joint venture partners; government regulations affecting Medicare and Medicaid reimbursement rates and operational requirements; liability or contract claims by or against operators/tenants; unanticipated difficulties and/or expenditures relating to future investments or acquisitions; environmental laws affecting our properties; changes in rules or practices governing our financial reporting; the movement of U.S. and foreign currency exchange rates; our ability to maintain our qualification as a REIT; key management personnel recruitment and retention; and other risks described in our reports filed from time to time with the Securities and Exchange Commission. Finally, we undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise, or to update the reasons why actual results could differ from those projected in any forward-looking statements.

3Q19 Earnings Release	September 30, 2019

Welltower Inc.
Financial Exhibits

Consolidated Balance Sheets (unaudited)
(in thousands)
	September 30,
	2019	2018
Assets
Real estate investments:
Land and land improvements	$3,370,841	$3,193,555
Buildings and improvements	28,798,241	27,980,830
Acquired lease intangibles	1,604,982	1,562,650
Real property held for sale, net of accumulated depreciation	336,649	619,141
Construction in progress	466,286	135,343
Less accumulated depreciation and intangible amortization	(5,769,843)	(5,394,274)
Net real property owned	28,807,156	28,097,245
Right of use assets, net	536,689	—
Real estate loans receivable, net of allowance	361,530	340,824
Net real estate investments	29,705,375	28,438,069
Other assets:
Investments in unconsolidated entities	556,854	423,192
Goodwill	68,321	68,321
Cash and cash equivalents	265,788	191,199
Restricted cash	64,947	90,086
Straight-line rent receivable	432,616	388,045
Receivables and other assets	770,054	650,207
Total other assets	2,158,580	1,811,050
Total assets	$31,863,955	$30,249,119

Liabilities and equity
Liabilities:
Unsecured credit facility and commercial paper	$1,334,586	$1,312,000
Senior unsecured notes	9,730,047	9,655,022
Secured debt	2,623,010	2,465,661
Lease liabilities	454,538	71,377
Accrued expenses and other liabilities	1,025,704	1,074,994
Total liabilities	15,167,885	14,579,054
Redeemable noncontrolling interests	470,341	400,864
Equity:
Preferred stock	—	718,498
Common stock	406,498	376,353
Capital in excess of par value	19,796,676	17,889,514
Treasury stock	(78,843)	(68,753)
Cumulative net income	7,129,642	6,008,095
Cumulative dividends	(11,870,244)	(10,478,020)
Accumulated other comprehensive income	(117,676)	(138,491)
Other equity	12	489
Total Welltower Inc. stockholders’ equity	15,266,065	14,307,685
Noncontrolling interests	959,664	961,516
Total equity	16,225,729	15,269,201
Total liabilities and equity	$31,863,955	$30,249,119

3Q19 Earnings Release	September 30, 2019

Consolidated Statements of Income (unaudited)
(in thousands, except per share data)
		Three Months Ended		Nine Months Ended
		September 30,		September 30,
		2019	2018	2019	2018
	Revenues:
	Resident fees and services	$834,121	$875,171	$2,616,491	$2,374,450
	Rental income	412,147	342,887	1,178,817	1,019,857
	Interest income	15,637	14,622	48,112	42,732
	Other income	4,228	3,699	15,064	22,217
	Total revenues	1,266,133	1,236,379	3,858,484	3,459,256
	Expenses:
	Property operating expenses	655,588	657,157	2,027,522	1,782,373
	Depreciation and amortization	272,445	243,149	764,429	707,625
	Interest expense	137,343	138,032	423,911	382,223
	General and administrative expenses	31,019	28,746	100,042	95,282
	Loss (gain) on derivatives and financial instruments, net	1,244	8,991	670	(5,642)
	Loss (gain) on extinguishment of debt, net	65,824	4,038	81,543	16,044
	Provision for loan losses	—	—	18,690	—
	Impairment of assets	18,096	6,740	28,035	39,557
	Other expenses	6,186	88,626	36,570	102,396
	Total expenses	1,187,745	1,175,479	3,481,412	3,119,858
	Income (loss) from continuing operations before income taxes
	and other items	78,388	60,900	377,072	339,398
	Income tax (expense) benefit	(3,968)	(1,741)	(7,789)	(7,170)
	Income (loss) from unconsolidated entities	3,262	344	(14,986)	(836)
	Gain (loss) on real estate dispositions, net	570,250	24,723	735,977	373,662
	Income (loss) from continuing operations	647,932	84,226	1,090,274	705,054

	Net income (loss)	647,932	84,226	1,090,274	705,054
Less:	Preferred dividends	—	11,676	—	35,028
	Net income (loss) attributable to noncontrolling interests	58,056	8,166	82,166	13,539
	Net income (loss) attributable to common stockholders	$589,876	$64,384	$1,008,108	$656,487
	Average number of common shares outstanding:
	Basic	405,023	373,023	400,441	372,052
	Diluted	406,891	374,487	402,412	373,638
	Net income (loss) attributable to common stockholders per share:
	Basic	$1.46	$0.17	$2.52	$1.76
	Diluted	$1.45	$0.17	$2.51	$1.76
	Common dividends per share	$0.87	$0.87	$2.61	$2.61

3Q19 Earnings Release	September 30, 2019

Outlook reconciliations: Year Ending December 31, 2019				Exhibit 1
(in millions, except per share data)
	Prior Outlook		Current Outlook
	Low	High	Low	High
FFO Reconciliation:
Net income attributable to common stockholders	$1,348	$1,388	$1,238	$1,254
Impairments and losses (gains) on real estate dispositions, net(1,2)	(764)	(764)	(721)	(721)
Depreciation and amortization(1)	1,000	1,000	1,004	1,004
NAREIT FFO attributable to common stockholders	1,584	1,624	1,521	1,537
Normalizing items, net(1,3)	77	77	152	152
Normalized FFO attributable to common stockholders	$1,661	$1,701	$1,673	$1,689

Per share data attributable to common stockholders:
Net income	$3.33	$3.43	$3.06	$3.10
NAREIT FFO	$3.91	$4.01	$3.76	$3.80
Normalized FFO	$4.10	$4.20	$4.14	$4.18

Other items:(1)
Net straight-line rent and above/below market rent amortization	$(92)	$(92)	$(96)	$(96)
Non-cash interest expenses	18	18	14	14
Recurring cap-ex, tenant improvements, and lease commissions	(127)	(127)	(125)	(125)
Stock-based compensation	25	25	24	24

Note : (1) Amounts presented net of noncontrolling interests' share and Welltower's share of unconsolidated entities.
(2) Includes estimated gains on projected dispositions.
(3) See Exhibit 2.

Normalizing Items					Exhibit 2
(in thousands, except per share data)	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2019		2018	2019	2018
Loss (gain) on derivatives and financial instruments, net	$1,244	(1)	$8,991	$670	$(5,642)
Loss (gain) on extinguishment of debt, net	65,824	(2)	4,038	81,543	16,044
Provision for loan losses	—		—	18,690	—
Incremental stock-based compensation expense	—		—	—	3,552
Other expenses	6,186	(3)	88,626	36,570	102,396
Additional other income	—		—	—	(10,805)
Normalizing items attributable to noncontrolling interests and unconsolidated entities, net	1,031	(4)	724	14,110	4,933
Net normalizing items	$74,285		$102,379	$151,583	$110,478

Average diluted common shares outstanding	406,891		374,487	402,412	373,638
Net normalizing items per diluted share	$0.18		$0.27	$0.38	$0.30

Note: (1) Primarily related to mark-to-market of Genesis HealthCare stock holdings.
(2) Primarily related to the extinguishment of the $450 million of 4.95% senior unsecured notes due 2021, the $600 million of 5.25% senior unsecured notes due 2022 and the $1 billion unsecured term loan.

(3) Primarily related to non-capitalizable transaction costs, costs associated with operator transitions and costs related to the departure of an executive officer.
(4) Primarily related to non-capitalizable transaction costs and costs associated with operator transitions in joint ventures.

3Q19 Earnings Release	September 30, 2019

FFO Reconciliations				Exhibit 3
(in thousands, except per share data)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Net income (loss) attributable to common stockholders	$589,876	$64,384	$1,008,108	$656,487
Depreciation and amortization	272,445	243,149	764,429	707,625
Impairments and losses (gains) on real estate dispositions, net	(552,154)	(17,983)	(707,942)	(334,105)
Noncontrolling interests(1)	31,347	(17,498)	(5,302)	(51,543)
Unconsolidated entities(2)	10,864	13,220	41,489	38,753
NAREIT FFO attributable to common stockholders	352,378	285,272	1,100,782	1,017,217
Normalizing items, net(3)	74,285	102,379	151,583	110,478
Normalized FFO attributable to common stockholders	$426,663	$387,651	$1,252,365	$1,127,695

Average diluted common shares outstanding	406,891	374,487	402,412	373,638

Per diluted share data attributable to common stockholders:
Net income (loss)	$1.45	$0.17	$2.51	$1.76
NAREIT FFO	$0.87	$0.76	$2.74	$2.72
Normalized FFO	$1.05	$1.04	$3.11	$3.02

Normalized FFO Payout Ratio:
Dividends per common share	$0.87	$0.87	$2.61	$2.61
Normalized FFO attributable to common stockholders per share	$1.05	$1.04	$3.11	$3.02
Normalized FFO payout ratio	83%	84%	84%	86%

Other items:(4)
Net straight-line rent and above/below market rent amortization	$(24,578)	$(19,164)	$(72,644)	$(48,940)
Non-cash interest expenses	2,454	2,297	9,744	9,537
Recurring cap-ex, tenant improvements, and lease commissions	(34,526)	(22,478)	(84,374)	(56,744)
Stock-based compensation(5)	5,008	6,075	18,940	18,340

Note: (1) Represents noncontrolling interests' share of net FFO adjustments.
(2) Represents Welltower's share of net FFO adjustments from unconsolidated entities.
(3) See Exhibit 2.
(4) Amounts presented net of noncontrolling interests' share and Welltower's share of unconsolidated entities.
(5) Excludes certain severance related stock-based compensation recorded in other expense and normalized incremental stock-based compensation expense (see Exhibit 2).

3Q19 Earnings Release	September 30, 2019

SSNOI Reconciliation			Exhibit 4
(in thousands)	Three Months Ended
	September 30,
	2019	2018	% growth
Net income (loss)	$647,932	$84,226
Loss (gain) on real estate dispositions, net	(570,250)	(24,723)
Loss (income) from unconsolidated entities	(3,262)	(344)
Income tax expense (benefit)	3,968	1,741
Other expenses	6,186	88,626
Impairment of assets	18,096	6,740
Loss (gain) on extinguishment of debt, net	65,824	4,038
Loss (gain) on derivatives and financial instruments, net	1,244	8,991
General and administrative expenses	31,019	28,746
Depreciation and amortization	272,445	243,149
Interest expense	137,343	138,032
Consolidated NOI	610,545	579,222
NOI attributable to unconsolidated investments	21,957	22,247
NOI attributable to noncontrolling interests	(42,356)	(37,212)
Pro rata NOI	590,146	564,257
Non-cash NOI attributable to same store properties	(12,726)	(9,668)
NOI attributable to non-same store properties	(158,388)	(142,266)
Currency and ownership adjustments(1)	2,636	154
Normalizing adjustments, net(2)	14	(1,580)
Same Store NOI (SSNOI)	$421,682	$410,897	2.6%

Seniors Housing Operating	205,982	200,325	2.8%
Seniors Housing Triple-net	90,443	87,446	3.4%
Outpatient Medical	84,004	82,872	1.4%
Long-Term/Post-Acute Care	41,253	40,254	2.5%
Total SSNOI	$421,682	$410,897	2.6%

Notes:	(1) Includes adjustments to reflect consistent property ownership percentages and foreign currency exchange rates for properties in the U.K. and Canada.
(2) Includes other adjustments described in the accompanying Supplement.

3Q19 Earnings Release	September 30, 2019

Net Debt to Adjusted EBITDA Reconciliation			Exhibit 5
(in thousands)	Three Months Ended
	September 30, 2019		June 30, 2019
Net income (loss)	$647,932		$150,040
Interest expense	137,343		141,336
Income tax expense (benefit)	3,968		1,599
Depreciation and amortization	272,445		248,052
EBITDA	1,061,688		541,027
Loss (income) from unconsolidated entities	(3,262)		9,049
Stock-based compensation(1)	5,309		7,662
Loss (gain) on extinguishment of debt, net	65,824		—
Loss (gain) on real estate dispositions, net	(570,250)		1,682
Impairment of assets	18,096		9,939
Loss (gain) on derivatives and financial instruments, net	1,244		1,913
Other expenses(1)	5,885		20,369
Adjusted EBITDA	584,534		591,641
Adjusted EBITDA annualized	$2,338,136		$2,366,564

Unsecured credit facility and commercial paper	$1,334,586		$1,869,188
Long term debt obligations(2)	12,463,680		13,390,344
Cash and cash equivalents(3)	(265,788)		(268,666)
Net debt	$13,532,478		$14,990,866
Net debt to Adjusted EBITDA ratio	5.79	x	6.33	x

Notes:	(1) Certain severance-related costs are included in stock-based compensation and excluded from other expenses.
(2) Amounts include unamortized premiums/discounts, fair value adjustments and lease liabilities related to financing leases. Operating lease liabilities related to ASC 842 adoption are excluded.
(3) Inclusive of IRC section 1031 deposits, if any.